OnDeck Appoints Chandra Dhandapani and Manolo Sánchez
to Board of Directors

New board members bring decades of banking, lending and financial technology expertise in large scale organizations to OnDeck
NEW YORK, NY., November 15, 2018 - - OnDeck® (NYSE: ONDK), the leader in online lending to small business, announced today that it has appointed Chandra Dhandapani, CDTO of CBRE Group and Manolo Sánchez, former CEO of BBVA Compass to its board of directors.
"We are pleased and fortunate to have Chandra and Manolo join our Board and look forward to their insights and contributions,” said Noah Breslow, Chairman and Chief Executive Officer, OnDeck. “Chandra and Manolo are proven senior executive leaders with broad experience in reimagining how technology can transform financial services at scale. I’m confident they will have a meaningful impact as we continue to grow our business at an accelerated pace.”
New OnDeck Directors
Chandra Dhandapani, 51, is the Chief Digital and Technology officer for the CBRE Group, Inc., the largest real estate commercial services organization in the world. She is responsible for digital strategy, data and all aspects of technology globally, including infrastructure, cybersecurity and product development for the company. Prior to joining CBRE in 2016, Ms. Dhandapani served in senior technology roles at Capital One Financial for 17 years, including acting as the Chief Information Officer for Capital One’s auto lending, mortgage, and home equity lending businesses. She earned a BS in Mathematics and an MBA from IRMA India. She also holds an MBA in Information Systems from the University of Texas at Arlington.

Manolo Sánchez, 53, is a member of Fannie Mae’s board of directors and an Adjunct Professor of Management at Rice University. He is the former Chairman, President and CEO of BBVA Compass, one of the largest U.S. commercial banks based on deposit market share. Under his leadership from 2008 to 2017, BBVA Compass grew from 2,000 to more than 10,000 employees and saw assets rise from $3 billion to more than $80 billion through the integration of six acquisitions and $40 billion of organic growth. Mr. Sánchez oversaw the bank’s migration to a new core banking system and pioneered the development of award winning digital and mobile services. He holds a BA in Economics and Political Science from Yale University, an MS in International Relations from the London School of Economics and Political Science and an MA in Advanced European Studies from the Collège d'Europe of Bruges, Belgium.

Director Transitions
James Robinson III, OnDeck’s lead independent director, and David Hartwig will be stepping down from the company’s board of directors, effective December 31, 2018. Dan Henson, former CEO of GE Capital’s lending and leasing business unit for the Americas and former GE Chief Marketing Officer, will become OnDeck’s lead independent director at that time.

James Robinson III has served as a member of OnDeck’s board of directors since December 2007, and David Hartwig has served as a member since December 2010. Both joined the board as a result of their venture capital investments in OnDeck, through RRE Ventures and Sapphire Ventures, respectively.

Beginning in 2019, Mr. Robinson will serve as an External Senior Advisor to OnDeck.

“We are deeply grateful to Jim and Dave for their many years of service and countless contributions to the OnDeck board,” said Breslow. “They have worked with us tirelessly since the inception of the company, and they leave behind a tremendous record and legacy of helping build OnDeck into the profitable and growing publicly traded leader in online small business lending.”
###

About OnDeck
OnDeck (NYSE: ONDK) is the proven leader in transparent and responsible online lending to small business. Founded in 2006, the company pioneered the use of data analytics and digital technology to make real-time lending decisions and deliver capital rapidly to small businesses online.  Today, OnDeck offers a wide range of term loans and lines of credit customized for the needs of small business owners.  The company also offers bank clients a comprehensive technology and services platform that facilitates online lending to small business customers through ODX, a wholly-owned subsidiary. OnDeck has provided over $10 billion in loans to customers in 700 different industries across the United States, Canada and Australia. The company has an A+ rating with the Better Business Bureau and is rated 5 stars by Trustpilot. For more information, visit www.ondeck.com.

Media Contact:
Jim Larkin
OnDeck
jlarkin@ondeck.com
(203) 526 7457

Investor Contact:
Stephen Klimas
OnDeck
sklimas@ondeck.com
(646) 668-3582